Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated June 1, 2020, except for the effects of the stock split discussed in Note 25 to the consolidated financial statements, as to which the date is September 8, 2020, relating to the financial statements, which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-248309) of American Well Corporation. We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-248309) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 16, 2020